AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 2003

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -----------------

                             REGISTRATION STATEMENT
                                   ON FORM S-8
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            INTERPHARM HOLDINGS, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                                     13-3679659

   (STATE OR OTHER JURISDICTION                          (IRS EMPLOYER
OF INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)

                                  69 MALL DRIVE
                             COMMACK, NEW YORK 11725
                                  631-543-2800
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

               INTERPHARM HOLDINGS, INC. 2000 FLEXIBLE STOCK PLAN
                            (FULL TITLE OF THE PLAN)

                             MUNISH K. RAMETRA, ESQ.
                            INTERPHARM HOLDINGS, INC.
                                  69 MALL DRIVE
                             COMMACK, NEW YORK 11725
                                 (631) 543-2800
 (NAME, ADDRESS AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                        COPIES OF ALL COMMUNICATIONS TO:

                             DARREN L. OFSINK, ESQ.
                                GUZOV OFSINK, LLC
                         600 MADISON AVENUE, 22ND FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 371-8008


                                                          AMOUNT TO     PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
                                                             BE        OFFERING PRICE PER   GGREGATE OFFERING   REGISTRATION FEE(2)
                                                         REGISTERED         SHARE(2)            PRICE(2)
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED           (1)
-----------------------------------------------------------------------------------------------------------------------------------
$.01 par value per share Common Stock                     1,978,300         $7.865           $15,559,329.50        $1,384.78


-----------------
(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the employee benefit plan described herein as the result of any future stock split, stock dividend or similar adjustment of Interpharm's outstanding common stock.

(2) Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on August 4, 2003, as reported on the American Stock Exchange.

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

                                EXPLANATORY NOTE

           Interpharm Holdings, Inc. (formerly known as Atec Group, Inc., "Interpharm") is filing this registration statement on Form S-8 to register (i) 1,953,300 of its $.01 par value per shares common stock authorized for issuance under the Atec Group, Inc. 2000 Flexible Stock Plan, now known as the Interpharm Holdings, Inc. 2000 Flexible Stock Plan (the "Plan") and 25,0000 shares of common stock authorized for issuance pursuant to an option granted to Interpharm's former counsel. The Plan was approved by Interpharm Holdings, Inc.'s shareholders at its annual meeting on January 9, 2001. The Plan provides for the issuance of stock options for the purchase of 10,000,000 shares of Interpharm Holdings Inc.'s Common Stock plus an annual increase, effective on the first day of each calendar year, equal to 10% of the number of outstanding shares of Common Stock as of the first day of each calendar year, but in no event more than 20,000,000 shares in the aggregate.

           On May 30, 2003, Atec Group, Inc. completed a sale of its computer operations to Baar Group, Inc., which also assumed substantially all of Atec's liabilities. The owners of Baar are the following former members of Atec's management: Ashok Rametra, Balwinder Singh Bathla, Rajnish Rametra, and Arvin Gulati. Ashok Rametra and Rajnish Rametra are brothers of Surinder Rametra, Atec's former Chairman, a current Interpharm Director and Interpharm's Director of Business Development.

           On the same day, Atec also completed the previously announced acquisition of all the capital stock of Interpharm, Inc., a New York corporation, making it a wholly owned subsidiary, and changed its name to Interpharm Holdings, Inc. Interpharm, Inc. is in the business of developing, manufacturing, and distributing generic pharmaceutical products in the United States. Interpharm, Inc. currently markets 20 products, representing various dosage strengths for 11 distinct drugs that it manufactures. Interpharm, Inc. markets its products primarily to wholesalers and drug distributors principally through its internal sales staff as well as independent sales representatives

           The previous owners of the Interpharm, Inc. capital stock are Raj Sutaria, Mona Rametra, Ravi Sutaria, and Perry Sutaria. Mona Rametra is the daughter-in-law of Surinder Rametra. Mona Rametra is also the daughter of Dr. Maganlal K. Sutaria, the current Chairman of the Board of Directors of Interpharm. Although Dr. Sutaria did not own any Interpharm, Inc. stock, his other two children (i.e. Mona Rametra's brothers) and his nephew, Ravi Sutaria, owned the balance of Interpharm, Inc.'s common stock. Ravi Sutaria is the son of Bhupatlal K. Sutaria, the Company's President and a member of its Board of Directors.

           In consideration for the sale of the Atec computer operations to Baar, the Company received proceeds of approximately $2.7 million, and Baar assumed approximately $2.6 million in liabilities. The proceeds consisted of promissory notes in the aggregate amount of $1.75 million and cash of approximately $.9 million. This figure is based upon a base purchase price of $4,278,184, less $569,332 in closing adjustments

           In exchange for the capital stock of Interpharm, Inc., its former shareholders received 6,151,178 shares of Interpharm Holdings, Inc. Common Stock and 2,050,393 shares of its Series K Convertible Preferred Stock. A complete description of the Series K Stock may be found in Atec's definitive proxy materials filed with the Securities and Exchange Commission (the "SEC") on May 2, 2003.

           A complete description of the terms of the Baar transaction and the acquisition of Interpharm, Inc., are contained in the Company proxy materials filed with the SEC on May 2, 2003, and the Baar and Interpharm, Inc. agreements annexed thereto.

       Of the 1,953,300 Plan shares being registered 1,150,000 are to be issued pursuant to the exercise of options held by four individuals. These four individuals have agreements with Interpharm Holdings, Inc. which allow them to sell no more than a combined total of 85,000 shares per calendar month.

          PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.    PLAN INFORMATION
-------    ----------------

           The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended as of the date of this Registration Statement (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2.    REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.
-------    -----------------------------------------------------------

           Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Interpharm Holdings, Inc. 2000 Flexible Stock Plan are available without charge by contacting:

                             Munish K. Rametra, Esq.
                             General Counsel
                             Interpharm Holdings, Inc.
                             69 Mall Drive
                             Commack, New York  11725
                             (631) 543-2800

           PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.              INCORPORATION OF DOCUMENTS BY REFERENCE.
------               ---------------------------------------

           The following documents are hereby incorporated by reference into this registration statement:

           (a) Atec Group Inc.'s Amended Annual Report on Form 10-K for the fiscal year ended June 30, 2002, filed with the Commission on February 11, 2003, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

           (b) Interpharm Holdings, Inc.'s Amended Form 8-K dated August 7, 2003, filed with the Commission on August 7, 2003;

           (c) Atec's Definitive Proxy Statement dated May 1, 2003, filed with the Commission on May 2, 2003 2002.

           (d) Atec's Form 10-Q for the quarter ended March 31, 2003 filed with the Commission on May 14, 2003.

           (e) Atec's Amended Form 10-Q for the quarter ended December 31, 2002 filed with the Commission on May 2, 2003.

           (f) Atec's Form 10-Q for the quarter ended September 30, 2002 filed with the Commission on November 6, 2002.

           (g) All other reports filed by Atec or Interpharm pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Amended Annual Report on Form 10-K referred to in paragraph (a) above.

           (h) The description of Interpharm's common stock, which is contained in a registration statement filed on Form S-3 with the Commission on June 29, 2001, registration number 333-64198.

           In addition, all documents subsequently filed by Interpharm pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 5.              INTERESTS OF NAMED EXPERTS AND COUNSEL.
------               --------------------------------------

           The validity of the Interpharm common stock that may be offered under the Plan will be passed upon for Interpharm by Guzov Ofsink, LLC, 600 Madison Avenue, 22nd Floor, New York, New York 10022. One of the members of Guzov Ofsink, LLC holds a warrant to purchase 50,000 shares of Interpharm common stock at $0.682 per share.

ITEM 8.       EXHIBITS.
------        --------

Exhibit       Description
Number
---------     --------------

  5.1 Opinion of Guzov Ofsink, LLC regarding legality of securities being registered

 23.1         Consent of Weinick Sanders Leventhal & Co., LLP, Independent
              Auditors

 23.2         Consent of Guzov Ofsink, LLC (included in Exhibit 5.1)

 23.3         Consent of Marcum & Kleigman LLP, Independent Auditors

 99.1 Interpharm Holdings, Inc. 2000 Flexible Stock Plan (included as Appendix B to the Atec Group, Inc. proxy materials filed with the Commission on December 5, 2000 and incorporated herein by reference).

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hauppauge, State of New York, on this 7th day of August, 2003.


INTERPHARM HOLDINGS, INC.


By: /S/ MAGANLAL K. SUTARIA
    ------------------------
           Dr. Maganlal K. Sutaria
           Chief Executive Officer











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


           Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



/S/  DR. MAGANLAL K. SUTARIA                        August 7, 2003
-------------------------------
Chief Executive Officer and
Director

/S/ JAMES CHARLES                                   August 7, 2003
-------------------------------
Chief Financial Officer

/S/ SURINDER RAMETRA                                August 7, 2003
-------------------------------
Director

/S/ BHUPATLAL K. SUTARIA                            August 7, 2003
-------------------------------
President and Director

/S/ STEWART BENJAMIN                                August 7, 2003
-------------------------------
Director

/S/ PRAVEEN BHUTANI                                 August 7, 2003
-------------------------------
Director

/S/ DAVID REBACK                                    August 7, 2003
-------------------------------
Director


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